EXHIBIT 10.DD

September 23, 2021

Dear Raja,

I am pleased to confirm our offer and your acceptance of employment with Valley National Bank as a Senior Executive Vice President, Chief Risk Officer, reporting to Ira Robbins. Your work location is located at 1455 Valley Road, Wayne, New Jersey. Your starting compensation will be an annual rate of $500,000, which will be paid bi-weekly on a Friday at a rate of $19,230.76. As an exempt employee under the Federal Fair Labor Standards Act you are not eligible for overtime pay. This offer is contingent upon the closing of the merger (the “Merger”) between Valley National Bancorp and Bank Leumi USA. Your employment with Valley National Bank shall be effective as of the date (the “Effective Date”) of the closing of the Merger.

You will be eligible to participate in the Valley Bonus Plan and Long-Term Incentive Plan with an annual bonus target of 60% of your base salary and an annual long-term stock target of $600,000. In accordance with Valley’s Executive Incentive Plan, 75% of you stock award will be in form of 3-year Performance Based Stock Award and 25% will be in form of Restricted Stock Award. Performance Based Stock Awards cliff-vest after 3 years based on achievement of performance goals approved by Valley’s Compensation and Human Resources Committee. Restricted Stock Awards vest over 3 years, a third each year. Bonuses and stock awards are granted during the first quarter of the following year based on company and individual performance.

Your 2022 long-term stock award of $600,000 (the “Initial Grant”) will be granted within 30 days after the Effective Date. The Performance Based portion of your Initial Grant will have the same performance period, performance goals, and vesting schedule as other 2022 Performance Based awards granted to Valley Senior Executives. The Restricted Stock portion of your Initial Grant will vest ratably over 3 years, a third each year from the Effective Date.

You will also be eligible for a $1,200/month car allowance and participate in Valley’s Executive 401(k) SERP Plan with employer match. On the first anniversary of the Effective Date, you will be eligible to participate in the Valley Executive Change-In-Control Plan at the Senior Executive Vice President level.

Valley National Bank will pay or cause Bank Leumi USA to pay a lump sum payment currently estimated at $2,260,000 (subject to final closing calculation) to you immediately prior to the Effective Date representing the amount you would be entitled to as severance pay and as the value of the COBRA benefits under the Change in Control Plan in consideration of your release and waiver of the rights you possess under the Bank Leumi USA Executive Change in Control Severance Plan and related participation agreement between you and Bank Leumi USA.

We look forward to having you join our team; however, we recognize that you retain the option, as does Valley National Bank, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with Valley National Bank is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

We are excited that you are joining Valley National Bank and believe you will become a valuable, enthusiastic and contributing member to our continued growth and success.

Raja, on behalf of Ira and the Leadership Team, welcome to Valley!

Sincerely,

Yvonne M. Surowiec
Senior Executive Vice President, Chief People Officer